Exhibit 20.2

Melco Crown Entertainment Limited

(Incorporated in the Cayman Islands with Limited Liability)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON 29 MARCH 2017

Dear Shareholders,

You are cordially invited to attend the Annual General Meeting of Shareholders (the “Annual General Meeting”) of Melco Crown Entertainment Limited (the “Company”), which will be held at Salon VI, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on 29 March 2017 at 4:00 p.m. (Hong Kong time). The meeting is being held to consider and, if thought fit, pass the following as special resolutions:

Proposal No.1

“THAT the Company’s English name be changed from “Melco Crown Entertainment Limited” to “Melco Resorts & Entertainment Limited” (the “Name Change”).”

Proposal No.2

“THAT the adoption of the new amended and restated memorandum and articles of association of the Company, incorporating, amongst other amendments, the Name Change (the “New M&A”), in the form produced at the Annual General Meeting and marked “A” and initialed by the chairman of the Annual General Meeting for the purpose of identification, be hereby approved and adopted as the new amended and restated memorandum and articles of association of the Company in substitution for and to the exclusion of the existing amended and restated memorandum and articles of association of the Company; and THAT any one Director or the Company Secretary of the Company, acting singly, be hereby authorized to do all acts and things and to sign, execute and deliver all documents as any such Director or Company Secretary may deem necessary, expedient or appropriate to give effect to or otherwise in connection with the Name Change and the adoption of the New M&A, including but not limited to providing any relevant instructions to the Company’s registered office.”

The major proposed amendments as reflected in the New M&A are summarised as follows:

1.	Article 1 of the Memorandum of Association shall be amended to reflect the change of the Company’s English name from “Melco Crown Entertainment Limited” to “Melco Resorts & Entertainment Limited”;

2.	Article 71 of the Articles of Association shall be amended to provide for a single Chairman (without any Deputy Chairman) to preside as chairman at every general meeting of the Company;

3.	Article 73 of the Articles of Association shall be amended to remove the reference to the Deputy Chairman;

4.	Article 91(5) of the Articles of Association shall be amended to provide for a single Chairman of the Board of Directors (without any Deputy Chairman), elected and appointed by, for a period to be decided by, the majority of the Board of Directors. The Article shall in addition provide that the Chairman shall preside as chairman at every meeting of the Board of Directors unless he is not present, in which case the attending Directors may choose one of their number to preside as chairman of that meeting;

5.	Article 91(6) of the Articles of Association, which provides for, amongst others, the role and appointment of Deputy Chairman of the Board of Directors, shall be deleted in its entirety;

6.	Article 111 of the Articles of Association shall be amended to provide for the Chairman of the Board to have a second casting vote in case of an equality of votes; and

7.	In addition, the Articles of Association shall be renumbered as necessary to take the above amendments into account, and certain minor typographical changes and corrections shall be made.

Only shareholders of record in the books of the Company at the close of business on 21 February 2017 will be entitled to vote at the meeting or any adjournment that may take place.

A shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote in his/her/its place. A proxy need not be a shareholder of the Company. A form of proxy is enclosed.

Shareholders are requested to complete, date, sign and return the enclosed proxy form to reach the Company as promptly as possible but not later than 48 hours prior to the Annual General Meeting or adjourned meeting at which the proxy is to be used. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual General Meeting or adjourned meeting.

If Typhoon Signal No. 8 or above, is in effect any time after 12:00 noon on the date of the above meeting, the meeting will be postponed. The Company will post an announcement on its website (www.melco-crown.com) to notify shareholders of the date, time and place of the rescheduled meeting.

Shareholders or their proxies are responsible for their own expenses for attending the meeting, including, but not limited to, transportation and accommodation expenses.

Dated this 14 February 2017

By Order of the Board of Directors,

Stephanie Cheung
Company Secretary

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